Exhibit 4(a)(2)


                  THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January 29, 1998 (the "Supplement"), to the Indenture dated as of May 31, 1991 (the "Indenture"), between The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), and The Chase Manhattan Bank, as Trustee (the "Trustee").


                             RECITALS OF THE COMPANY

                  WHEREAS, the Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company's Securities;

                  WHEREAS, Section 9.1(g) of the Indenture permits, without the consent of any Holders of Securities, the Company, when authorized by a Board Resolution, to enter into a supplemental indenture, inter alia, to correct or supplement any provision of the Indenture with respect to matters or questions arising thereunder which shall not adversely affect the interest of the Holders of Securities of any series or any related coupons in any material respect;

                  WHEREAS, pursuant to the request of the Company, the Trustee has agreed to amend certain provisions of the Indenture as set forth below and to enter into a supplemental indenture to reflect such amendments to the Indenture;

                  WHEREAS, the Trustee has received (i) an Opinion of Counsel pursuant to Sections 1.2 and 9.3 of the Indenture stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and all conditions precedent have been complied with, (ii) a copy of Board Resolutions of the Company authorized the execution and delivery by the Company of this Supplemental Indenture; and (iii) an Officers' Certificate pursuant to Section
1.2 of the Indenture; and

                  WHEREAS, all things necessary to make this Supplement a valid agreement of the Company, in accordance with its terms, have been done.

                  NOW, THEREFORE, THIS SUPPLEMENT WITNESSETH:

                  The Company covenants and agrees with the Trustee for the equal and proportionate benefit of Holders of Securities as follows:

                                                                Exhibit 4(a)(2)


                                  ARTICLE ONE
                                   AMENDMENTS


                  Section 101. Section 1.1 of the Indenture is hereby amended by deleting the definition of "Board of Directors" and replacing it in its entirety with the following:

                           "Board of Directors" means the Board of Directors of
                  the Company, an Executive Committee of such Board of Directors or any Executive Committee of the Company, or, with respect to any series of Securities, any other committee of such Board of Directors to which such Board of Directors has delegated the authority to establish the terms and provisions of such series of Securities."

                  Section 102. Section 6.8 of the Indenture is hereby amended by deleting the entire Section 6.8 and replacing it in its entirety by the following:

                           "The Trustee shall comply with the terms of Section
                  310(b) of the Trust Indenture Act. There shall be excluded from the terms of Section 310(b) of the Trust Indenture Act, the Indenture, dated as of April 13, 1989, pursuant to which the Company's 9 1/2% Senior Notes Due 1998, and the Company's Medium Term Notes, Series A were issued and are outstanding."

                  Section 103. Section 6.10 of the Indenture is hereby amended by deleting the reference to Section 6.8(a) in subparagraph (d)(i) and replacing it with "Section 6.8."

                  Section 104. Section 6.13 of the Indenture is hereby amended by deleting Section 6.13 in its entirety and by renumbering Section 6.14 of the Indenture as "Section 6.13".

                  Section 105. Section 7.3 of the Indenture is hereby amended by deleting paragraphs (a) and (b) thereof in their entirety, relettering paragraph
(c) as paragraph (b), and inserting the following as paragraph (a):

                           "Within 60 days after May 15 in each
                  year, the Trustee shall transmit by mail to all Holders, as their names and addresses appear in the Security Register, a brief report dated as of such May 15, in accordance

                                                                 Exhibit 4(a)(2)


                  with, and to the extent required under,
                  Section 313 of the Trust Indenture Act."

                  Section 106. Section 10.5(a) of the Indenture is hereby amended by deleting the words therein "Chairman of the Board, the President, any Executive Vice President or the Senior Vice President-Finance and by the Treasurer, an Assistant Treasurer, the Controller or an Assistant Controller of the Company, stating as to each signer thereof" and replacing such words with "principal executive officer, principal financial officer or principal accounting officer of the Company".


                                   ARTICLE TWO
                                  MISCELLANEOUS

                  Section 201. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                  Section 202. This Supplement shall be effective as of the close of business on the date hereof.

                  Section 203. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

                  Section 204. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indenture and its construction.

                  Section 205. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and their respective seals to be affixed hereunto and duly attested all as of the day and year first above written.

                                             The Bear Stearns Companies, Inc.

[Corporate Seal]
                                             By /s/ Samuel L. Molinaro, Jr.
                                                    ----------------------------
                                              Name: Samuel L. Molinaro, Jr.
                                              Title: Senior Vice President-
                                                     Finance and Chief
                                                     Financial Officer



Attest:


 /s/  Kenneth Edlow
-------------------------------
Secretary





                                                     The Chase Manhattan Bank,
                                                          as Trustee

[Corporate Seal]
                                                     By /s/ Anne G. Brenner
                                                            --------------------
                                                      Name: Anne G. Brenner
                                                      Title: Vice President



Attest:


 /s/ James P. Freeman
-------------------------------
 Assistant Vice President







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